Exhibit 99.1

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter and Fiscal Year 2007 Financial Results

Portland, Oregon – (Business Wire) – February 20, 2008 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal fourth quarter and fiscal year ended December 29, 2007.

Financial highlights for the thirteen week fourth quarter 2007 compared to the thirteen week fourth quarter 2006:

•	Revenues increased 18.0% to $99.5 million from $84.3 million

•	Comparable restaurant sales decreased 1.4%

•

Operating loss of $2.7 million compared to operating income of $6.7 million. Included in operating loss is an impairment charge of $5.4 million, related to the long-lived assets at three restaurants and a $2.2 million charge for a pending legal settlement

•	Net loss of $1.0 million compared to net income of $4.8 million

•

Basic and diluted loss per share of $0.07 compared to diluted earnings per share of $0.33. Pro forma diluted earnings per share excluding the impairment charge and charge for a pending legal settlement was $0.24

Financial highlights for the fifty-two week fiscal year 2007 compared to the fifty-two week fiscal year 2006:

•	Revenues increased 16.3% to $358.6 million from $308.3 million

•	Comparable restaurant sales increased 0.9%

•

Operating income of $10.7 million compared to $19.1 million, a decrease of 44.2%. Included in operating income is an impairment charge of $5.4 million, related to the long-lived assets at three restaurants and a $2.2 million charge for a pending legal settlement

•	Net income of $8.8 million compared to net income of $13.3 million, a decrease of 34.0%

•	Diluted earnings per share of $0.60 compared to $0.92. Pro forma diluted earnings per share excluding the impairment charge and charge for a pending legal settlement was $0.91

Revenues for the fourth quarter of 2007 increased 18.0% to $99.5 million from $84.3 million in the fourth quarter of 2006. Revenues for the fiscal year ended December 29, 2007 increased 16.3% to $358.6 million from $308.3 million in the fiscal year ended December 30, 2006. The growth in revenues for the quarter and fiscal year is primarily attributable to revenues generated by restaurants not included in the comparable restaurant base, coupled with the addition of The Boathouse restaurants acquired in March 2007. The Company opened five company-owned restaurants during the fourth quarter of 2007: in Port Moody, B.C., Annapolis, Maryland, Virginia Beach, Virginia, Skokie, Illinois, and Pittsburgh, Pennsylvania and added a total of seventeen restaurants, including the addition of The Boathouse restaurants.

“Our fourth quarter was a challenging period for McCormick and Schmick’s, with the decline in comparable sales causing margin deterioration. We continue to see decreased traffic which we attribute to the current macro economic issues,” said Douglas Schmick, Chairman and Chief Executive Officer.

Mr. Schmick continued, “Because of the current business environment we have decided to take a conservative approach to our 2008 guidance, but we will revisit these expectations as the environment changes. We are managing our business for uncertain times. We have launched several programs and initiatives that we believe mitigate the impact of lower sales. We are focusing on many of the core fundamentals that have made McCormick & Schmick’s the time-tested concept that it is today. In fact, over the last 36 years, we have proven adept at adapting to adverse conditions. Our key menu focus is on broad appeal and value, fundamentals that we believe will maximize sales potential.”

Financial Guidance

The Company intends to open three new restaurants in the first quarter of 2008, in Anaheim, California, Cherry Hill, New Jersey, and Milwaukee, Wisconsin and intends to open a total of twelve new restaurants in fiscal year 2008. The Company expects fiscal year 2008 revenues to be between $410.0 million and $420.0 million and a comparable restaurant sales decrease of between 2.0% and 4.0%. Diluted earnings per share are expected to be between $0.64 and $0.74.

Conference Call

The Company will host a conference call to discuss fourth quarter 2007 and fiscal year 2007 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer. The conference call can be accessed live over the phone by dialing 866-279-2899, or for international callers 913-312-1237. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; conference ID is 1646529. The replay will be available until February 28, 2008.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 36 years, it has successfully grown to 82 restaurants in 24 states, the District of Columbia and Canada, by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base-from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our fiscal 2008 and the number of restaurants we intend to open in our fiscal first quarter and fiscal year 2008 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations and Margin Analysis

(in thousands, except per share data)

	Quarter ended
	December 30, 2006 (13 Weeks)		December 29, 2007 (13 Weeks)
Revenues	$84,305	100.0%	$99,478	100.0%
Restaurant operating costs
Food and beverage	23,939	28.4%	29,428	29.6%
Labor	25,519	30.3%	30,763	30.9%
Operating	12,653	15.0%	15,252	15.3%
Occupancy	7,172	8.5%	8,747	8.8%

Total restaurant operating costs	69,283	82.2%	84,190	84.6%
General and administrative expenses	4,665	5.5%	7,746	7.8%
Restaurant pre-opening costs	1,097	1.3%	1,502	1.5%
Depreciation and amortization	2,524	3.0%	3,357	3.4%
Impairment of assets	—	—	5,427	5.5%

Total costs and expenses	77,569	92.0%	102,222	102.8%

Operating income (loss)	6,736	8.0%	(2,744)	(2.8)%
Interest expense (income), net	(69)	(0.1)%	124	0.1%

Income (loss) before income taxes	6,805	8.1%	(2,868)	(2.9)%
Income tax expense (benefit)	2,009	2.4%	(1,878)	(1.9)%

Net income (loss)	$4,796	5.7%	$(990)	(1.0)%

Net income (loss) per share
Basic	$0.34		$(0.07)
Diluted	$0.33		$(0.07)
Shares used in computing net income (loss) per share
Basic	14,267		14,685
Diluted	14,603		14,685

	Fiscal year ended
	December 30, 2006 (52 Weeks)		December 29, 2007 (52 Weeks)
Revenues	$308,323	100.0%	$358,647	100.0%
Restaurant operating costs
Food and beverage	89,443	29.0%	104,468	29.1%
Labor	95,886	31.1%	112,503	31.4%
Operating	46,044	14.9%	54,892	15.3%
Occupancy	27,650	9.0%	32,048	8.9%

Total restaurant operating costs	259,023	84.0%	303,911	84.7%
General and administrative expenses	16,651	5.4%	22,166	6.2%
Restaurant pre-opening costs	2,892	0.9%	4,527	1.3%
Depreciation and amortization	10,640	3.5%	11,940	3.3%
Impairment of assets	—	—	5,427	1.5%

Total costs and expenses	289,206	93.8%	347,971	97.0%

Operating income	19,117	6.2%	10,676	3.0%
Interest expense (income), net	(228)	(0.1)%	(226)	(0.1)%

Income before income taxes	19,345	6.3%	10,902	3.1%
Income tax expense	5,997	1.9%	2,088	0.6%

Net income	$13,348	4.4%	$8,814	2.5%

Net income per share
Basic	$0.94		$0.60
Diluted	$0.92		$0.60
Shares used in computing net income per share
Basic	14,227		14,569
Diluted	14,521		14,769

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Loss Per Share – GAAP to Non-GAAP

(Unaudited)

Pro forma earnings per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual income (loss) determined in accordance with GAAP to the pro forma income per share based on the shares outstanding at the end of the period:

Reconciliation of GAAP to Non-GAAP items	Quarter ended December 29, 2007 (in thousands)
Net Loss (per GAAP)	$(990)
Income tax benefit	(1,878)
Impairment of assets	5,427
Provision for pending legal settlement	2,200

Pro forma income before tax	4,759
Less: Income tax expense *	1,223

Pro forma income for the quarter	$3,536

Pro forma income per share
Basic	$0.24
Diluted	$0.24
Shares used in computing net income per share
Basic	14,685
Diluted	14,761

*	Income tax expense based on the estimated effective tax rate for the quarter before the effects of the identified events was 25.7%

Reconciliation of GAAP to Non-GAAP items	Fiscal year ended December 29, 2007 (in thousands)
Net Income (per GAAP)	$8,814
Income tax expense	2,088
Impairment of assets	5,427
Provision for pending legal settlement	2,200

Pro forma income before tax	18,529
Less: Income tax expense *	5,151

Pro forma income for the quarter	$13,378

Pro forma income per share
Basic	$0.92
Diluted	$0.91
Shares used in computing net income per share
Basic	14,569
Diluted	14,769

*	Income tax expense based on the estimated effective tax rate for the year before the effects of the identified events was 27.8%

Management believes this non-GAAP measurement is useful to investors since during this quarter the Company incurred two significant charges that affected the Company’s financial performance.